Exhibit 23.4

Chesterton

PETTY

International Property Consultants

Chesterton Petty Ltd

16/F CITIC Tower

1 Tim Mei Avenue

Central

Hong Kong

Tel 2840 1177

Fax 2840 0600

21 April 2004

The Directors

China Telecom Corporation Limited

31 Jinrong Street

Beijing 100032

The PRC

Dear Sirs

We consent to the incorporation by reference of our opinion and the reference to our name, in the registration statement (No. 333-113181) on Form F-3, which opinion and reference to our name appear in the Shareholder Circular, dated April 21, 2004 filed on Form 6-K of China Telecom Corporation Limited.

Yours faithfully

For and on behalf of

Chesterton Petty Limited

/s/ Charles C K Chan

Charles C K Chan

MSc FRICS FHKIS MCIArb RPS (GP)

Executive Director